 Exhibit 99.3

True Nature Holding, Inc. Completes First Compounding Pharmacy Acquisition, Plans More Acquisitions

MAY 9, 2016 - Atlanta, Georgia - True Nature Holding, Inc. (OTCQB:TNTY, “the Company”) announced today that, subject to approval by the Georgia Board of Pharmacy, it has completed its previously disclosed acquisition of P3 Compounding Pharmacy of Georgia, LLC, which trades as Integrity Compounding Pharmacy.

Integrity Compounding Pharmacy is based in Atlanta and is a young fast growing operation primarily serving customers in Georgia.

Casey Gaetano, its Founder and CEO, has joined the management team at True Nature as Vice President of Corporate Development. Further, the Company announced that it intends to make other acquisitions in Georgia, which are complementary to this initial acquisition.

“Subject to approval by the Georgia Board of Pharmacy, we will have our first acquisition behind us which we expect to be accretive and are looking to complement it with other opportunities,” said Stephen Keaveney, CEO of the Company. “We now have the chance to collaborate with the talented and successful management of Integrity Compounding Pharmacy. We expect them to help lead us toward larger market share in the local Atlanta market. We plan to consolidate operations in the Southeast and then expand nationally.”

“I see the future as exciting and positive with the financial capability of True Nature as a catalyst for growth and innovation in the compounding pharmacy industry. My team is ready to fulfill our ambitions to serve the market today and in the future with cost effective alternatives to ‘big pharma’ that allow doctors to provide the quality of care to which they desire,” said Casey Gaetano, the majority owner of Integrity.

The total consideration for the transaction is approximately $1,000,000. The transaction includes the acquisition of certain special formulations as “Intellectual Properties.” It also includes an employment contract for Mr. Gaetano for three (3) years, including a salary of $125,000 per year and 125,000 of restricted stock. The specifics of the transaction can be found in the Form 8k filed on May 6, 2016 at the SEC Edgar web site: www.sec.edgar.gov , or on the Company web site at www.truenaturepharma.com.

The Company plans to develop a network of compounding pharmacy operations comprised of both 503(a) and 503(b) operators to provide products not only for individuals intrastate but also for filling large orders intrastate especially at doctors’ offices and hospitals.

About True Nature Holding, Inc.: True Nature Holding's business plans a roll-up of businesses in the compounding pharmacy industry. The plan is to acquire compounding pharmacies who have operated locally, but who may have specialty formulations seeking a larger market. These pharmacies may serve both the veterinary and human markets. To achieve its goals, it intends to establish a national online pharmacy, The Company eventually plans to market its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

For more information, please contact:

Stephen Keaveney

Chief Executive Officer

True Nature Holding, Inc.

404-254-6980